GRAINGER REPORTS 2ND QUARTER 2008 EARNINGS PER SHARE OF $1.43

INCLUDING A $0.05 CHARGE FOR LEGAL RESERVE

Reiterates EPS guidance of $5.80 to $6.10 for 2008

Quarterly Highlights

•	Sales up 10 percent
•	Net earnings up 8 percent, 12 percent excluding charge
•	EPS up 18 percent, 22 percent excluding charge
•	Generated year-to-date pretax ROIC of 28.5 percent*, 28.8 percent excluding charge

Visit www.grainger.com/investor to access a podcast describing Grainger’s performance in more detail.

CHICAGO, July 15, 2008 – Grainger (NYSE: GWW) today reported sales, earnings and earnings per share for the second quarter, which ended June 30, 2008. Sales of $1.8 billion were up 10 percent versus second quarter 2007. Net earnings for the quarter increased 8 percent to $113 million versus $105 million in 2007. Earnings per share grew 18 percent to $1.43, versus $1.21 for the 2007 second quarter. Excluding the effect of the provision for a legal reserve, earnings per share were $1.48.

“We are very pleased with the 10 percent sales growth in the quarter,” said Grainger President and Chief Executive Officer James T. Ryan. “We are making market share gains in a slowing economy. Given the solid sales growth and the continuing expansion of operating margins, we reiterate our 2008 EPS guidance of $5.80 to $6.10 including the $0.05 charge.”

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation. ROIC is calculated using annualized operating earnings based on year-to-date operating earnings divided by a 7 point average for net working assets. Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (non operating cash), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve. Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees’ profit sharing plans, and accrued expenses.

W.W. Grainger, Inc. – 2008 second quarter results

Daily sales increased 13 percent in April, 7 percent in May and 10 percent in June. For the quarter, sales were positively affected by price by approximately 2 percentage points, foreign exchange by approximately 1 percentage point, and by the timing of Easter, which also contributed approximately 1 percentage point. There were 64 days in the second quarter in both 2008 and 2007.

Grainger Branch-based segment

Sales for this segment, which includes branch-based businesses in the United States, Mexico and China, increased 9 percent in the 2008 second quarter. Daily sales grew by 11 percent in April, 6 percent in May and 10 percent in June. Market expansion and product line expansion added 6 percentage points to overall growth in the quarter. There was a minimal effect from the sales of seasonal products in the quarter. Sales for the quarter were also positively affected by approximately 1 percentage point due to the timing of the Easter holiday.

During the quarter, the U.S. branch-based business opened six new full service branches and closed one full service branch as well as two will-call express branches. In Mexico, the company opened four full service branches bringing the total number of branches in the segment to 469:

	Second Quarter 2008 Branch Summary
	3/31/08	Opened	Closed	6/30/08
United States
Branch	416	6	1	421
Will Call Express	24		2	22
Mexico	15	4		19
China
Branch	1			1
Will Call Express	6			6
Total	462	10	3	469

W.W. Grainger, Inc. – 2008 second quarter results

Sales in the United States increased 9 percent, with growth coming from all customer segments. The strongest growth came from government and large national account customers.

Sales growth in the top 25 metro markets outpaced the rest of the United States. Results for market expansion by phase were:

Phase	Markets	2Q’08 Daily Sales Increase	6/30/08 Percent Complete
1	Atlanta, Denver, Seattle	10%	100%
2	Four markets in Southern California	13%	100%
3	Houston, St. Louis, Tampa	13%	100%
4	Baltimore, Cincinnati, Kansas City, Miami, Philadelphia, Washington, D.C.	4%	100%
5	Dallas, Detroit, Greater New York, Phoenix	7%	95%
6	Chicago, Minneapolis, Pittsburgh and San Francisco	11%	95%

A large order benefited the Los Angeles market (Phase 2) during June 2008. In the 2007 second quarter, the company benefited from a very large government order for safety products in the Washington D.C. market (Phase 4) that did not repeat this year. Only five projects remain from Phases 5 and 6, which are targeted for completion in 2008. The company expects to see continued solid incremental sales growth from the market expansion program through 2013.

Product line expansion also contributed to the strong sales performance in the quarter. The company has added more than 100,000 new products to its catalog since 2005. In addition, in 2008 the company has added more than 35,000 products which are now available for sale on grainger.com.

Mexico sales were up 25 percent in the quarter versus the same period in 2007. The business benefited by approximately 5 percentage points due to the timing of the Easter holiday. In local currency, sales increased 20 percent. The company

W.W. Grainger, Inc. – 2008 second quarter results

opened four new branches in the second quarter, with four more branches planned for the second half of 2008.

In China, sales were more than $2 million for the quarter, almost double the sales achieved in the 2008 first quarter.

Operating earnings for the quarter were up 13 percent in the Grainger branch-based segment. The operating earnings increase was the result of positive operating expense leverage from the 9 percent sales growth and a 0.3 percentage point increase in gross profit margins. The operating earnings improvements were partially offset by ongoing operating losses in China and incremental expenses in Mexico due to branch expansion.

Acklands-Grainger Branch-based segment

Sales for the quarter were up 24 percent versus the 2007 second quarter. Sales growth included a 2 percentage point positive impact due to the timing of Easter. In local currency, sales were up 14 percent. On a daily basis, sales in local currency were up 21 percent in April, 12 percent in May and 11 percent in June. Strong sales to mining, oil and government customers were partially offset by weakness in the forestry sector. During the quarter, Acklands added one branch as a result of the Excel Industriel acquisition and closed one branch ending the quarter at 154 branches.

Operating earnings increased 52 percent for the 2008 second quarter, primarily the result of strong sales and positive expense leverage.

Lab Safety Supply (LSS)

Sales for the second quarter of 2008 were essentially flat versus the 2007 second quarter. Daily sales were up 2 percent in April, down 1 percent in May and down 2 percent in June. Sales from the May 2007 McFeeley’s acquisition contributed 2 percentage points to the sales growth for the quarter; excluding the acquisition, the rest of the business was down 2 percent.

W.W. Grainger, Inc. – 2008 second quarter results

Gross profit margins increased 0.5 percentage point in the quarter, and operating earnings decreased 5 percent for the 2008 second quarter, due to increased operating expenses, which grew at a faster rate than sales.

Other

Based on active engagement in settlement discussions, the company recognized a charge of $0.05 per share in unallocated expenses during the quarter relating to a legal reserve. This related to allegations involving sourced items and the Trade Agreement Act compliance under the company’s General Services Administration (GSA) contract. Discussions with the Department of Justice relating to the company’s compliance with disclosure obligations under the GSA contract and the contract’s pricing provisions are ongoing.

During the quarter, the company recorded net interest expense of $2.5 million versus $3.5 million net interest income recorded in the second quarter of 2007. This was primarily a result of the company securing $500 million in intermediate term debt in 2008. The company has used proceeds for share repurchase, dividends and growth initiatives.

The gain on the sales of fixed assets, primarily related to the market expansion program, totaled $2.1 million in the second quarter of 2008 compared to $2.8 million in the second quarter of 2007.

The effective income tax rate was 38.6 percent and 38.4 percent in the 2008 and 2007 second quarters, respectively. Excluding the effect of equity in net income of unconsolidated entities, the effective tax rate for the 2008 quarter was 38.9 percent versus 38.5 percent in the 2007 quarter.

Cash flow

Operating cash flow was $106 million for the 2008 second quarter. The company used cash from operations along with debt to fund growth initiatives and return cash to shareholders. Capital expenditures were $72 million in the second quarter versus

W.W. Grainger, Inc. – 2008 second quarter results

$34 million in the second quarter of 2007. In the quarter, Grainger repurchased 0.8 million shares of stock for $75 million. Approximately 9.3 million shares remain under the current repurchase authorization. Dividends paid in the second quarter were $31 million.

W.W. Grainger, Inc. with 2007 sales of $6.4 billion is the leading broad line supplier of facilities maintenance products serving businesses and institutions in the United States, Canada, Mexico and China. Through a highly integrated network including more than 600 branches, 18 distribution centers and multiple Web sites, Grainger's employees help customers get the job done. Visit www.grainger.com/investor to view information about the company, including a history of daily sales by segment and a Podcast regarding second quarter 2008 results.

Forward-Looking Statements

This document contains forward-looking statements under the federal securities law. Forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “continued”, “continuing expansion”, “expects,” “making market share gains”, “targeted” or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and various factors that may affect it.

Contacts:

Media:	Investors:
Ernest Duplessis Vice President, Internal & External Communications 847/535-4356	Laura Brown Vice President, Investor Relations 847/535-0409

Robb Kristopher Director, Media Relations 847/535-0879	William Chapman Director, Investor Relations 847/535-0881

W.W. Grainger, Inc. – 2008 second quarter results

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	($ in thousands except for per share data)
	2008	2007	2008	2007
Net sales	$ 1,756,856	$ 1,601,011	$ 3,417,902	$ 3,147,669
Cost of merchandise sold	1,050,979	960,546	2,032,091	1,875,116
Gross profit	705,877	640,465	1,385,811	1,272,553

Warehousing, marketing and administrative expenses	521,042	473,890	1,015,153	943,393
Operating earnings	184,835	166,575	370,658	329,160

Other income and (expense)
Interest income	1,236	4,016	2,040	8,038
Interest expense	(3,765)	(519)	(5,198)	(1,096)
Equity in net income (loss) of unconsolidated entities	1,343	225	2,080	(117)
Unclassified-net	731	(45)	1,300	(12)
Total other income and (expense)	(455)	3,677	222	6,813

Earnings before income taxes	184,380	170,252	370,880	335,973

Income taxes	71,201	65,461	143,463	129,395

Net earnings	$ 113,179	$ 104,791	$ 227,417	$ 206,578

Earnings per share -Basic	$ 1.48	$ 1.25	$ 2.94	$ 2.46
-Diluted	$ 1.43	$ 1.21	$ 2.86	$ 2.38

Average number of shares outstanding -Basic	76,542,071	84,130,074	77,241,860	84,057,230
-Diluted	79,012,567	86,775,154	79,576,928	86,768,774

Segment results:
	2008	2007	2008	2007
Sales
Grainger Branch-based	$ 1,450,813	$ 1,332,862	$ 2,823,314	$ 2,629,244
Acklands-Grainger	197,867	159,282	375,170	301,332
Lab Safety Supply	109,876	110,354	222,711	219,454
Intersegment sales	(1,700)	(1,487)	(3,293)	(2,361)
Net sales to external customers	$ 1,756,856	$ 1,601,011	$ 3,417,902	$ 3,147,669

Operating earnings
Grainger Branch-based	$ 193,956	$ 171,670	$ 369,809	$ 331,912
Acklands-Grainger	16,013	10,519	27,688	19,467
Lab Safety Supply	13,580	14,368	28,384	28,978
Unallocated expense	(38,714)	(29,982)	(55,223)	(51,197)
Operating earnings	$ 184,835	$ 166,575	$ 370,658	$ 329,160

Company operating margin	10.5%	10.4%	10.8%	10.5%
ROIC* for Company			28.5%	28.6%
ROIC* for Grainger Branch-based			36.9%	37.1%
ROIC* for Acklands-Grainger			14.5%	12.1%
ROIC* for Lab Safety Supply			30.8%	31.4%
* See page 1 for a definition of ROIC

W.W. Grainger, Inc. – 2008 second quarter results

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

Preliminary

	At June 30, ($ in thousands)
Assets	2008	2007
Cash and Cash Equivalents (1)	$ 258,234	$ 389,390
Accounts Receivable - net (2)	677,695	637,813
Inventories (3)	968,293	845,227
Prepaid Expenses and Other Assets	62,314	60,565
Prepaid Income Taxes	12,150	14,638
Deferred Income Taxes	59,261	54,038
Total Current Assets	2,037,947	2,001,671
Property, Buildings and Equipment - net	929,514	825,305
Deferred Income Taxes	66,063	60,222
Investment in Unconsolidated Entities	16,886	8,097
Goodwill	229,558	223,712
Other Assets and Intangibles – net	110,623	120,004
Total Assets	$ 3,390,591	$ 3,239,011
Liabilities and Shareholders’ Equity
Short-Term Debt	$ 12,858	$ 6,222
Current Maturities of Long-Term Debt	4,590	4,590
Trade Accounts Payable (4)	326,581	386,897
Accrued Compensation and Benefits	216,001	194,164
Accrued Expenses	104,893	88,338
Income Taxes Payable	1,447	3,985
Total Current Liabilities	666,370	684,196
Long-Term Debt (5)	504,895	4,895
Deferred Income Taxes and Tax Uncertainties	22,438	24,412
Accrued Employment-Related Benefits	150,676	162,885
Shareholders’ Equity
Common Stock	54,830	54,829
Additional Contributed Capital	546,100	508,965
Retained Earnings	3,484,941	3,160,989
Accumulated Other Comprehensive Earnings	64,732	31,666
Treasury Stock, at Cost	(2,104,391)	(1,393,826)
Total Shareholders' Equity (6)	2,046,212	2,362,623
Total Liabilities and Shareholders’ Equity	$ 3,390,591	$ 3,239,011

(1)	Cash and cash equivalents decreased by $131 million, or 34%, primarily due to share repurchases, dividends and capital investments.
(2)	Accounts receivable-net increased by $40 million, or 6%, primarily due to higher sales.
(3)	Inventories increased $123 million, or 15%, primarily due to the product line expansion initiative.
(4)	Trade accounts payable decreased $60 million or 16% primarily due to lower purchases in the month of June 2008 versus June 2007 and the timing of vendor payments.
(5)	Long-term debt increased $500 million due to a term loan agreement entered into in May 2008.
(6)

Common stock outstanding as of June 30, 2008 was 76,234,752 shares as compared with 84,392,180 shares at June 30, 2007. The Company repurchased 0.9 million shares during the 2008 second quarter, bringing the total for the year to 4.0 million shares.

W.W. Grainger, Inc. – 2008 second quarter results

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

Preliminary

	Six Months Ended June 30, ($ in thousands)
	2008	2007
Cash Flows from Operating Activities:
Net Earnings	$ 227,417	$ 206,578
Provision For Losses on Accounts Receivable	9,053	3,220
Deferred Income Taxes and Tax Uncertainties	(10,693)	(3,345)
Depreciation and Amortization:
Property, Buildings and Equipment	52,366	48,518
Capitalized Software and Other Intangibles	12,529	12,209
Stock-Based Compensation	27,474	21,760
Tax Benefit of Stock Incentive Plans	1,097	2,193
Net Gains on Sales of Property, Buildings and Equipment	(3,366)	(4,112)
(Income) Losses from Unconsolidated Entities	(2,080)	117
Change in Operating Assets and Liabilities:
(Increase) in Accounts Receivable	(82,929)	(68,420)
(Increase) in Inventories	(22,107)	(5,043)
(Increase) in Prepaid Income Taxes	(12,150)	(14,638)
(Increase) in Prepaid Expenses	(441)	(1,361)
Increase in Trade Accounts Payable	27,761	50,456
(Decrease) in Other Current Liabilities	(101,329)	(72,064)
(Decrease) in Current Income Taxes Payable	(8,800)	(3,451)
Increase in Accrued Employment-Related Benefits Cost	6,781	11,865
Other – net	(1,861)	(4,148)
Net Cash Provided by Operating Activities	118,722	180,334
Cash Flows from Investing Activities:
Additions to Property, Buildings and Equipment – net	(97,613)	(73,141)
Additions to Capitalized Software	(4,166)	(2,567)
Cash Paid for Business Acquisitions	(6,868)	(4,762)
Other – net	19,429	12,364
Net Cash Used in Investing Activities	(89,218)	(68,106)

W.W. Grainger, Inc. – 2008 second quarter results

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Unaudited)

Preliminary

	Six Months Ended June 30, ($ in thousands)
	2008	2007
Cash Flows from Financing Activities:
Net (Decrease) Increase in Short-Term Debt	$ (88,616)	$ 6,222
Long-Term Debt Issuance	500,000	–
Stock Options Exercised	31,891	95,320
Excess Tax Benefits from Stock-Based Compensation	9,369	24,203
Purchase of Treasury Stock	(270,950)	(147,294)
Cash Dividends Paid	(59,351)	(54,065)
Net Cash Provided by (Used in) Financing Activities	122,343	(75,614)
Exchange Rate Effect on Cash and Cash Equivalents	(7,050)	4,305
Net Increase in Cash and Cash Equivalents	144,797	40,919
Cash and Cash Equivalents at Beginning of Year	113,437	348,471
Cash and Cash Equivalents at End of Period	$ 258,234	$ 389,390

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